EXHIBIT 10.2
Sponsored Research Agreement between Drexel University and W2 Energy, Inc.

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement ("AGREEMENT") is made by and between Drexel University, a Pennsylvania nonprofit corporation ("DREXEL"), with offices located at 3201 Arch Street, Philadelphia, PA 19104 and W2 Energy Inc., a corporation organized and existing under the laws of Nevada ("SPONSOR"), having a place of business at 711S Suite 4 Carson Street Carson City Nevada.

This AGREEMENT is effective on January 31, 2006 ("EFFECTIVE DATE").

1.	DEFINITIONS

1.1.
DREXEL INTELLECTUAL PROPERTY means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that are first conceived, discovered, developed or reduced to practice in the conduct of the SPONSORED RESEARCH.

1.2.	PRINCIPAL INVESTIGATOR is Alexander Fridnan, who is responsible for supervision and administration of the SPONSORED RESEARCH.

1.3.	SPONSORED RESEARCH means the research program described in Attachment A to this AGREEMENT.

2.	SPONSORED RESEARCH

2.1.
DREXEL agrees to begin the SPONSORED RESEARCH after the EFFECTIVE DATE and upon payment by SPONSOR of any funds owed. DREXEL agrees to use reasonable efforts to conduct the SPONSORED RESEARCH substantially in accordance with the terms and conditions of this AGREEMENT. SPONSOR acknowledges that DREXEL and the PRINCIPAL INVESTIGATOR shall have the freedom to conduct and supervise the SPONSORED RESEARCH in a manner consistent with DREXEL's educational and research missions.

2.2.
If the services of the PRINCIPAL INVESTIGATOR become unavailable to DREXEL for any reason, DREXEL is entitled to designate another member of its faculty who is acceptable to both parties to serve as the PRINCIPAL INVESTIGATOR of the SPONSORED RESEARCH. If a substitute PRINCIPAL INVESTIGATOR has not been designated within sixty (60) days after the original PRINCIPAL INVESTIGATOR ceases his or her services under this AGREEMENT, either party may terminate this AGREEMENT upon written notice to the other party, subject to the provisions of ARTICLE 9.

3.	TERM OF AGREEMENT

3.1.
The term of this AGREEMENT shall begin on the EFFECTIVE DATE of this AGREEMENT and shall end on February 2, 2007 unless terminated sooner pursuant to Sections 2.2, 9.1 or 9.2 hereof. This AGREEMENT may be extended or renewed only by mutual written agreement executed by duly authorized representatives of the parties.

4. REIMBURSEMENT OF COSTS, PAYMENT

4.1.
SPONSOR shall reimburse DREXEL for all direct and indirect costs incurred in the conduct of the SPONSORED RESEARCH in an amount not to exceed the total amount of $174,990 as set forth in Attachment A. SPONSOR acknowledges that this amount is a good faith estimate only and not a guarantee of the cost to conduct the SPONSORED RESEARCH. If at any time DREXEL determines that it will require additional funds for the SPONSORED RESEARCH, it shall notify SPONSOR and provide an estimate of the additional amount. SPONSOR shall not be responsible for any costs in excess of the amount of $174,990 as set forth in Attachment A unless it has agreed in writing to provide additional funds.

4.2.
SPONSOR shall make payments to DREXEL in accordance with the payment schedule set forth in Attachment A. All payments are to be made by check payable in United States dollars, to "Drexel University", and sent to the address in Section 11.4.

4.3.
Title to any equipment, laboratory animals, or any other materials made or acquired with funds provided under this AGREEMENT shall vest in DREXEL, and such equipment, animals, or materials shall remain the property of DREXEL following termination of this AGREEMENT

5.	RECORDS AND REPORTS

5.1
PRINCIPAL INVESTIGATOR shall maintain records of the results of the SPONSORED RESEARCH and shall provide SPONSOR with reports of the progress and results of the SPONSORED RESEARCH in accordance with Attachment A. DREXEL shall maintain records of the use of the funds provided by SPONSOR and shall make such records available to SPONSOR upon reasonable notice during DREXEL's normal business hours, but not more frequently than once each calendar year.

5.2
In order to preserve the patentability of DREXEL INTELLECTUAL PROPERTY, SPONSOR shall maintain DREXEL INTELLECTUAL PROPERTY and information provided pursuant to Section 6.1 (whether oral or written) as confidential and shall not disclose such information to any third party except with DREXEL's prior written approval.

6.	RECORDS AND REPORTS

6.1
PRINCIPAL INVESTIGATOR shall provide to DREXEL and SPONSOR a complete written disclosure of any DREXEL INTELLECTUAL PROPERTY reasonably considered patentable. SPONSOR shall advise DREXEL in writing, no later than thirty (30) days after receipt of such disclosure, whether it requests DREXEL to file and prosecute patent applications related to such DREXEL INTELLECTUAL PROPERTY. If SPONSOR does not request DREXEL to file and prosecute such patent applications, DREXEL may proceed with such preparation and prosecution at its own cost and expense; but such patent applications shall be excluded from SPONSOR's option under ARTICLE 7.

6.2
DREXEL shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to DREXEL INTELLECTUAL PROPERTY. SPONSOR shall reimburse DREXEL upon receipt of invoice for all documented expenses incurred in connection with the filing and prosecution of the patent applications and maintenance of the patents that SPONSOR has requested DREXEL to prosecute under Section 6.1.

6.3
The preparation, prosecution, and maintenance of copyright, trademark and other intellectual property applications for the DREXEL INTELLECTUAL PROPERTY shall be subject to the provisions of Section 6.1.

6.4	DREXEL shall retain all right, title and interest in and to the DREXEL INTELLECTUAL PROPERTY and any patents, copyrights and other intellectual property protections related thereto.

6.5
Rights to inventions, improvements and/or discoveries, whether patentable or copyrightable or not, relating to SPONSORED RESEARCH made solely by employees of SPONSOR using SPONSOR's facilities shall belong to SPONSOR.

6.6
Rights to inventions, improvements and/or discoveries relating to SPONSORED RESEARCH, whether or not patentable or copyrightable, which were made jointly during the performance of this AGREEMENT by the PRINCIPAL INVESTIGATOR or other inventors owing a duty to assign to DREXEL and by employees of SPONSOR shall belong jointly to DREXEL and to SPONSOR. Such inventions, improvements, and/or discoveries shall be subject to the terms and conditions of this AGREEMENT.

7.	OPTION

7.1.	In consideration of SPONSOR’S funding of the SPONSORED RESEARCH and payment for intellectual property expenses as provided for in Article 6,
DREXEL grants SPONSOR a first option to negotiate to acquire a royalty-bearing license to practice DREXEL INTELLECTUAL PROPERTY. DREXEL and SPONSOR will negotiate in good faith to determine the terms of a license agreement as to each item of DREXEL INTELLECTUAL PROPERTY for which SPONSOR has agreed to make payment for intellectual property expenses as provided for in Article 6. If SPONSOR and DREXEL fail to execute a license agreement within six one ((6) months1) year after disclosure of the DREXEL INTELLECTUAL PROPERTY to SPONSOR or if SPONSOR fails to make payment for intellectual property expenses as provided for in Article 6, DREXEL shall be free to license the DREXEL INTELLECTUAL PROPERTY to any party upon such terms as DREXEL deems appropriate, without any further obligation to SPONSOR. If mutually agreed upon, SPONSOR may request in writing a 6 month extension to this time frame.

7.2.
Any license granted to SPONSOR pursuant to Section 7.1 hereof shall be subject, if applicable, to the rights of the United States government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder.

8.	PUBLICATION, USE OF NAME

8.1.	DREXEL shall be free to publish the results of the SPONSORED RESEARCH; a copy of each publication will be provided to SPONSOR.

8.2.
DREXEL shall not use SPONSOR's name without SPONSOR's prior written consent except that DREXEL may acknowledge SPONSOR's funding of the SPONSORED RESEARCH in scientific publications and in listings of sponsored research projects. SPONSOR shall not use DREXEL's name, or the name of any trustee, officer, faculty member, student or employee thereof, without DREXEL's prior written consent.

9. TERMINATION

9.1.
In addition to the termination right set forth in Section 2.2 hereof, either party may terminate this AGREEMENT effective upon written notice to the other party, if the other party breaches any of the terms or conditions of this AGREEMENT fails to cure such breach within thirty (30) days after receiving written notice of the breach. In the event of an incurable breach, the non-breaching part may terminate this AGREEMENT effective immediately upon written notice to the breaching party.

9.2.	In addition, either party may terminate this AGREEMENT for any reason upon ninety (90) days prior written notice to the other party.

9.3.
In the event of termination of this AGREEMENT prior to its stated term, whether for breach or for any other reason whatsoever, DREXEL shall be entitled to retain from the payments made by SPONSOR prior to termination DREXEL's reasonable costs of concluding the work in progress. Allowable costs include, without limitation, all costs or noncancellable commitments incurred prior to the receipt, or issuance, by DREXEL of the notice of termination, and the full cost of each employee, student and faculty member supported hereunder through the end of such commitments. In the event of termination, DREXEL shall submit a final report of all costs incurred and all funds received under this AGREEMENT within sixty (60) days after the effective termination date. The report shall be accompanied by a check in the amount of any excess of funds advanced over costs and allowable commitments incurred. In case of a deficit of funds, SPONSOR shall pay DREXEL the amount needed to cover costs and allowable commitments incurred by DREXEL under this AGREEMENT.

9.4.
Termination of this AGREEMENT shall not affect the rights and obligations of the parties accrued prior to termination. The provisions of ARTICLE 6, entitled INTELLECTUAL PROPERTY; ARTICLE 7, entitled OPTION, ARTICLE 10, entitled DISCLAIMER OF WARRANTIES, INDEMNIFICATION; and ARTICLE 11, entitled ADDITIONAL PROVISIONS, shall survive termination.

10.	DISCLAIMER OF WARRANTIES, INDEMNIFICATION

10.1
DREXEL MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE SPONSORED RESEARCH, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE SPONSORED RESEARCH OR ANY DREXEL INTELLECTUAL PROPERTY. DREXEL SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY SPONSOR OR ANY OTHER PERSON RESULTING FROM THE SPONSORED RESEARCH OR THE USE OF ANY DREXEL INTELLECTUAL PROPERTY PRODUCT.

10.2
SPONSOR shall defend, indemnify and hold harmless DREXEL, the PRINCIPAL INVESTIGATOR and any of DREXEL's faculty, students, employees, trustees, officers, affiliates and agents (hereinafter referred to collectively as the "INDEMNIFIED PERSONS") from and against any and all liability, claims, lawsuits, losses, damages, costs or expenses (including attorneys' fees), which the INDEMNIFIED PERSONS may hereafter incur, or be required to pay as a result of SPONSOR's use of the results of SPONSORED RESEARCH or any DREXEL INTELLECTUAL PROPERTY or as a result of any breach of this AGREEMENT or any act or omission of SPONSOR, its employees, affiliates, contractors, licensees or agents. DREXEL shall notify SPONSOR upon learning of the institution or threatened institution of any such liability, claims, lawsuits, losses, damages, costs and expenses and DREXEL shall cooperate with SPONSOR in every proper way in the defense or settlement thereof at SPONSOR's request and expense.

11.	ADDITIONAL PROVISIONS

11.1
No rights hereunder may be assigned by SPONSOR, directly or by merger or other operation of law, without the express written consent of DREXEL. Any prohibited assignment of this AGREEMENT or the rights hereunder shall be null and void. No assignment shall relieve SPONSOR of responsibility for the performance of any accrued obligations which it has prior to such assignment.

11.2
A waiver by either party of a breach or violation of any provision of this AGREEMENT will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this AGREEMENT.

11.3
Nothing herein shall be deemed to establish a relationship of principal and agent between DREXEL and SPONSOR, nor any of their agents or employees, nor shall this AGREEMENT be construed as creating any form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party. Nothing in this AGREEMENT, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

11.4
Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the date dispatched if sent by public overnight courier (e.g., Federal Express) and addressed as follows:

If to DREXEL:	with a copy to:

Margaret Vigiolto Associate Vice Provost Drexel University 3201 Arch Street, Suite 100 Philadelphia, PA 19104	Office of the General Counsel Drexel University 3201 Arch Street, Suite 100 Philadelphia, PA 19104

If to SPONSOR:

Michael McLaren CEO W2 Energy Inc 26 Densley Ave Toronto Ontario M6M 2R1

11.5
This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions. The parties hereby submit to the exclusive jurisdiction of and venue in any state or federal courts located within the Eastern District of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.

11.6
DREXEL and SPONSOR shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual preference, age, religion, national origin, disability, or because he or she is a disabled veteran or veteran of the Vietnam Era.

11.7
Neither party shall be liable for any failure to perform as required by this AGREEMENT to the extent such failure to perform is due to circumstances reasonably beyond such party's control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.

11.8
SPONSOR shall comply with all laws, regulations and other legal requirements applicable to SPONSOR in connection with this AGREEMENT, including but not limited to any legal requirements applicable to SPONSOR's use of the results of the SPONSORED RESEARCH or any DREXEL INTELLECTUAL PROPERTY and laws controlling the export of technical data, computer software, laboratory prototypes, and all other export controlled commodities.

11.9
This AGREEMENT embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This AGREEMENT may not be varied except by a written document signed by duly authorized representatives of both parties.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereby execute this AGREEMENT as of the date first written above.

DREXEL UNIVERSITY	W2 Energy Inc.

By:	By:

Name: /s/Margaret Vigiolto	Name: /s/Michael McLaren

Title: Assoc. Vice Provost for Research	Title: CEO

Date:	Date:

I have read and agreed
to the responsibilities of
the PRINCIPAL INVESTIGATOR:

By: Date:

Attachment A

Summary of SPONSORED RESEARCH

PLASMA ASSISTED CONVERSION OF BIOMASS TO LIQUID FUEL

Work Scope

1)
Thermodynamic and kinetic analysis. Analysis will be made for possible processes (with different feedstock, but mostly with peat as a simulation substance for dried sewage sludge) from the standpoints of thermodynamics, chemical kinetics, desirable product composition and acceptable energy spending. Several promising feedstock compositions will be selected for further study.

Processes includes conversion of feedstock into syn-gas with desirable composition H2:CO = 2:1; into acetylene C2H2, ethane C2H4 and methane CH4.
2)	Development of two experimental setups for experimental study and optimization of the selected processes.
a)
Modified Thermogravimetric Analyzer (MTGA). Available TA Instruments Thermogravimetric Analyzer Q600 SDT with 0.1 µg sensitivity and a temperature range from ambient to 1500°C will be modified to measure reaction rate of the condensed particles of a selected feedstock composition at various gas temperatures with and without plasma. A dielectric-barrier discharge plasma generator, which does not change gas temperature, will be mounted inside the Analyzer to activate a stream of air, O2 or H2 molecules which will react with particle surface. This MTGA together with the chemical analysis methods will be used for process fundamental study and optimization.

b)
Gliding Arc Tornado (GAT) reactor for the technological process development. This system will be based on our earlier successfully developed system for methane conversion. This GAT reactor should be installed in the system with powder (ash) collection and gas analysis. Study of the process using this laboratory setup will allow us to make the next step to the pilot plant development.

3)	Experimental study and analysis of results. Two types of experiments will be conducted:
a)	Biomass oxidation and hydrolysis in MTGA
b)	Biomass conversion in GAT
4)	Development of technical requirements and preliminary design of the Pilot plant

Project Timetable

PRINCIPAL INVESTIGATOR  Alexander Fridman
CO-PRINCIPAL INVESTIGATOR  Alexander Gutsol

Representative of SPONSOR

    1) Name: Michael McLaren

    2) Phone Number: 416-246-1100

Period of Performance

February 3, 2006 - February 2, 2007

Report Schedule

Progress report - August 2, 2006
Final report - February 2, 2007

Budget

Plasma Conversion of Biomass
PROPOSAL BUDGET:December 1, 2005 - November 30, 2006
Yearly % Increase in Salaries	4%
Fringe Benefit Rate	26.8%
Indirect Cost Rate	50.0%
	Year 01	Total
Principal Investigator (Prof. Alexander Fridnan):
1 m (Summer)	16,000	16,000
0% (Fall, Winter, Spring)	0	0
Co-Principal Investigator (Research Prof. Alexander Gutsol):
0% (Summer)	16,000	16,000
Technician
1 (12 month appt.)	13,000	13,000
Subtotal	45,000	45,000
Benefits @ 26.8%	12,060	12,060
Part-time Wages	0	0
Research Assistants (Salary):
1 (12 month appt.)	19,000	19,000
Total Personnel	76,060	76,060
Miscellaneous	0	0
Publications	0	0
Telephone/Communications	0	0
Travel (Domestic)	4,000	4,000
Travel (Foreign)	4,000	4,000
Supplies	16,100	16,100
Purchased Services (eq. manufacturing)	16,500	16,500
Consultant	0	0
Subcontract < $25K	0	0
Participant Support	0	0
Computer Use	0	0
Modified Total Direct Cost	116,660	116,660

Indirect @ 50%	58,330	58,330

Research Assistants (Tuition):
1 (12 month appt.)	0	0
Equipment	0	0
Subcontract > $25K	0	0
Total Project Cost	174,990	174,990

Total Sponsor Funding	174,990	174,990

Invoice and Payment Schedule: Monthly invoice